EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into this 27th day of November, 2006, by and between ROBERT B. STURGES ("Employee") and NEVADA GOLD & CASINOS, INC., a Nevada corporation with headquarters in Houston, Texas ("Employer" or "the Company").

WHEREAS, Employer is in the business of developing, owning, and operating various gaming facilities and lodging and entertainment facilities in different parts of the United States; and

WHEREAS, Employer desires to enter into an employment relationship with Employee and Employee desires to enter into an employment relationship with Employer;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. **EMPLOYMENT**. Employer hereby agrees to hire and employ Employee as the Chief Executive Officer of Nevada Gold and Casinos Inc., and Employee hereby agrees to accept such employment, to work for and on behalf of Employer under the terms and conditions of this Agreement. The date Employee began full-time duty with Employer (the "Employment Date") as the Chief Executive Officer was on Thursday, October 12, 2006 under the terms of an agreement reached with the Board of Directors on Tuesday, October 10, as reflected in the minutes of the Board of Directors meeting on that date.

2. **TERM**. This Agreement is effective immediately and shall continue until November 1, 2009, unless terminated earlier as provided herein (the "Initial Term").

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3. **DUTIES AND TITLE.** Employee's title shall be that of Chief Executive Officer. Employee shall have such powers and perform such duties as are customarily performed by a Chief Executive Officer, including management responsibility for all of the day to day operations of Employer, including but not limited to: (1) hire-fire authority over all employees except the Chairman's personal assistant; (2) management of investor relations. Employee shall report to the Executive Committee of the Board of Directors unless or until the Board of Directors directs otherwise. Employee shall perform his duties to the best of his abilities and shall devote substantially all of his working time to such duties.

4. **COMPENSATION.** Employer hereby agrees to provide Employee with the following compensation package (the "Compensation Package"), which shall be reviewed annually by Employer's Compensation Committee:

(a) **Salary**. Commencing on the Employment Date, Employer shall pay Employee an annual salary in the amount of Three Hundred and Fifteen Thousand Dollars ($315,000.00), payable in the same manner as Employer pays its other executive employees, less required state and federal withholdings. It is acknowledged that this salary is 10% less than the salary Employee and Employer would have otherwise agreed to, but for the austerity measures that are being implemented due to the present financial condition of the Company. Employer agrees to review this compensation and make an appropriate upward adjustment when and if the financial condition of the Company substantially improves.

(b) **Auto Allowance**. Commencing on the Employment Date, Employer shall provide Employee with a monthly auto allowance of Seven Hundred Fifty Dollars ($750.00).

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(c) **Vacation and Fringe Benefits**. Commencing on the Employment Date, Employee shall be entitled to one (1) month paid vacation each year. In addition, and subject to the terms of any plans or policies governing such matters, Employee shall be entitled to receive (i) contributions to Employer's 401(k) and other retirement plans at a rate at least as great as Employer contributes for its other senior executive employees; (ii) major medical and health insurance; (iii) customary reimbursement for travel and entertainment; (iv) actual reimbursement for Employee's moving and relocation expenses back to Miami, Florida upon the termination of Employee's employment; (v) housing in Employer's furnished corporate apartment in Houston for 12 months (or, if the corporate apartment is not available, Employee may lease a comparable, furnished apartment and be reimbursed by Employer provided that the expense to Employer is no greater than the cost of the current corporate apartment).

(d) **Flight Reimbursement.** Employee shall be provided a monthly allowance of $1200 for airline tickets for himself and his spouse in order to assist Employee in maintaining contact with his family between the date of employment and November 1, 2007. Thereafter, there shall be no further monthly flight allowance unless specifically agreed to in writing by Employer.

(e) **Performance Bonuses**. Employee shall be eligible for a performance bonus in amount equal to up to 25% of his annual salary in the absolute discretion of the Board of the Directors, for the period between the date of this Agreement and the end of the fiscal year 2007. For each of fiscal years 2008 and 2009 Employee shall be eligible for yearly bonuses equal to 50% of his annual salary for achieving reasonable goals related to profitability established in the first 30 days of the fiscal year by the Board of Directors and/or the Compensation Committee.

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The bonus shall be pro-rated, in the event of a termination, for whatever portion of the fiscal year Employee is actually employed.

(f) **Stock Options**. At the commencement of employment on October 12, 2006, as noted in the Board of Directors minutes for the meeting of October 10, 2006, Employee was awarded options to purchase one hundred thousand (100,000) shares of stock in Employer with an exercise price equal to the fair market value of the stock determined by the closing price of Employer's stock on October 12, 2006, adjusted for future stock splits, stock dividends, etc. in accordance with the terms of any applicable plan. Forty thousand (40,000) shares became vested. on October 12, 2006. Thirty thousand (30,000) shares will vest on November 1, 2007 provided that Employee remains employed at such time and that neither party has given prior notice of intent to terminate Employee's employment. The remaining thirty thousand (30,000) shares will vest on November 1, 2008 provided that Employee's employment has not been terminated. All options granted pursuant to this Agreement are subject to the terms and conditions of Employer's stock option plan.

5. **TERMINATION AND COMPENSATION UPON TERMINATION**.

(a) Termination without Cause by Employer in First Year of Employment. Employer may terminate Employee without Cause (as defined in Section 5(e) below) at any time during Employee's first year of employment by giving Employee 60 days prior, written notice. In such case, Employer shall pay to Employee in a lump sum an amount equal to six months salary plus accrued and unused vacation and any pro-rated performance bonuses, if any, pursuant to Section 4(e).

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(b) Voluntary Termination by Employee on November 1, 2007. Employee shall also have the right voluntarily to terminate his employment on November 1, 2007 by providing written notice to Employer no later than September 1, 2007. In such case, Employee shall receive no severance pay but shall only be entitled to the portion of annual salary earned and accrued under this Agreement prior to the effective date of termination and accrued and unused vacation, and pro-rated bonus under Section 4(c), if any.

(c) Termination without Cause by Employer for Remainder of Agreement. Employer may terminate Employee's employment at any time after November 1, 2007 without Cause (as defined in Section 5(e) below) by giving prior, written notice to Employee. In such case, Employer shall pay to Employee in a lump sum an amount equal to six months salary (plus pro-rata Performance Bonus, accrued vacation and fringe benefits remaining during the Term of the Agreement); furthermore, beginning six months after the termination of Employee's employment with Employer and continuing until November 1, 2009, Employer shall pay Employee, on the same pay dates on which and in the same manner by which it pays its current employees, a sum equivalent to the pro-rated salary last conferred upon Employee (in other words, assuming twice-monthly payments, each payment would be 1/24 Employee's last annual salary, less required withholding), provided, however, that in order to receive such regular payments Employee must not have accepted another position providing comparable or greater compensation, and provided further that if Employee has accepted another position which provides less compensation (including salary and bonus), Employer shall make the regular payments set forth here but only in an amount sufficient to bring Employee to the same level of compensation he would have received had he remained employed with Employer. For purposes of calculating the

Performance Bonus, if same is due to Employee in the event of such a termination, Employer shall apply the same percentage of performance bonus achieved in the fiscal year preceding the fiscal year during which the termination becomes effective, prorated for the portion of the fiscal year that had transpired prior to the termination. All stock options granted but not vested at such time shall immediately become fully vested in Employee.

(d) Change of Control. Employee may terminate Employee's employment in the event of a "Change of Control" defined as its sale of substantially all of the Employer's assets, acquisition by a third party of more than 50% of Employer's stock, merger, or other business combination with an unaffiliated entity or person. A transaction in which Employer ceases to be a publicly traded company shall also be deemed to be a "Change of Control. In the event of such a termination, Employer shall pay to Employee in a lump sum an amount equal to the unpaid balance of Employee's salary, Performance Bonus, accrued vacation, and fringe benefits. In addition, all stock options granted but not yet vested shall immediately become fully vested in Employee. For purposes of calculating the Performance Bonus, if any due to Employee in the event of such a termination, Employer shall apply the same percentage of performance bonus achieved in the fiscal year preceding the fiscal year during which the termination becomes effective, prorated for the portion of the current fiscal year that has transpired. Employee must give notice of any termination under this subsection within thirty (30) days of the occurrence of the event he believes gives rise to a Change of Control.

(e) Termination for Cause. Employer may terminate Employee's employment for "Cause" at any time. Such a termination shall be effective as specified by Employer. In the event of a termination by Employer for "Cause," Employee shall be entitled only to his salary,

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accrued vacation, and fringe benefits through the effective date of termination. Any unvested stock options shall be forfeited. All stock options granted which have vested will be treated as prescribed under Employer's Stock Option Plan and the Stock Option Agreement. "Cause" means: (i) the Employee's conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense or offense involving moral turpitude, or any violation of federal or state securities laws, (ii) Employee's material violation of Employer's written policies; (iii) Employee's material breach of this Agreement, (iv) the final revocation, suspension, or impairment (after all applicable appeals) of Employee's gaming license in any jurisdiction in which Employer is required to have a gaming license, or a finding (after all applicable appeals) by any authority in any such jurisdiction that Employee is unsuitable to hold a gaming license; or (v) Employee's gross misconduct in the performance of Employee's duties hereunder. Any termination of the Employee's employment by Employer pursuant to this Section 5(e) shall be communicated by a notice of termination which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision invoked. To exercise its right to terminate the Employee pursuant to provisions (ii), (iii) or (v) of the definition of Cause, Employer must first provide the Employee with 30 days' time to correct the circumstances or events that Employer contends give rise to the existence of Cause under those provisions. The 30-day time period shall not begin to run until the Board of Directors of Employer has given the Employee the opportunity to meet with the Board (at which meeting at least a quorum of the Board is present either personally or telephonically) to hear a specific explanation from the Board of the

circumstances or events the Board believes may fall within provisions (ii), (iii) or (v) of the definition of Cause.

(f) Termination due to Inability to Perform Essential Functions. Employer may terminate Employee's employment if Employee becomes unable to perform the essential functions of his position due to disability for a period greater than six months despite any reasonable accommodation required by law. In the event of a termination under this subsection, Employee shall be entitled only to his salary, accrued vacation, and fringe benefits for a period of one (1) year following the effective date of termination and thereafter to any benefits to which Employee is entitled under the Company's disability policy. In the case of granted but unvested stock options, those unvested stock options which would become vested within such one (1) year period shall become vested and the remaining granted but unvested stock options shall be forfeited. Otherwise, the stock options will be treated as prescribed under Employer's Stock Option Plan and the Stock Option Agreement.

6. **CONFIDENTIALITY, PROPERTY, COMPETITION, SOLICITATION**.

(a) **Ownership**. Employee agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists and trade secrets which arise out of the performance of this Agreement are the property of Employer.

(b) **Confidentiality**. Except as is consistent with Employee's duties and responsibilities within the scope of his employment with Employer, Employee agrees to keep confidential indefinitely, and not to use or disclose to any unauthorized person, information which is not generally known and which is proprietary to Employer, including all information that Employer treats as confidential, ("Confidential Information"). Upon termination of

Employee's employment, Employee will promptly turn over to Employer all software, records, manuals, books, forms, documents, notes, letters, memoranda, reports, data, tables, compositions, articles, devices, apparatus, marketing plans, customer lists and other items that disclose, describe or embody Confidential Information including all copies of the Confidential Information in his possession, regardless of who prepared them. In exchange for Employee's agreement set out in this subsection, Employer hereby promises to provide Employee with Confidential Information.

(c) **Non-competition**. If Employee's employment hereunder is terminated as a result of the application of paragraph 5(c), then for a period of one (1) year after the effective date of termination (or if Employee's employment is terminated as a result of the application of paragraph 5(a), 5(b), 5(e), or 5(d), then for a period of the shorter of (i) one (1) year after the effective date of termination or (ii) the remainder of the 3-year term of the Agreement) Employee agrees not to compete, directly or indirectly (including as an officer, director, partner, employee, consultant, independent contractor, or more than 5% equity holder of any equity) with Employer in any way concerning the ownership, development or management of any gaming operation or facility within a 75-mile radius of any gaming operation or facility with respect to which Employer (or any of its affiliates) owns or renders substantial, paid, consulting or management services at the time of termination.

(d) **Non-solicitation**. Employee agrees not to solicit or recruit, directly or indirectly, any management employee of Employer for employment during the one (1) year period after termination of his employment relationship with Employer.

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7. **MISCELLANEOUS.** Employee shall be permitted to remain on the Board of Directors of Benihana Corporation and to attend Board and Annual meetings so long as it does not unreasonably interfere with his duties under this Agreement.

8. **NOTICES**. All notices and communications shall be sent by certified mail, return receipt requested, or by hand delivery, to the following parties:

If to Employee: Robert B. Sturges
9550 Journey's End Road
Coral Gables, Florida 33156

With a copy to:

If to Employer: Nevada Gold & Casinos, Inc.
C/o H. Thomas Winn
Chairman of the Board
3040 Post Oak Boulevard
Suite 675
Houston, Texas 77056

With a copy to:

9. **COMPLIANCE WITH CODE SECTION 409A**. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Employer in its sole but reasonable judgment to be subject to Section 409A of the Code shall be paid in a manner that Employer in its sole but reasonable judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance, even if meeting such requirements would result in a delay in the time of payment of such compensation. Any payments pursuant to Section 4 and Section 5(a),

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(b), (c), or (d) of this Agreement shall be made no later than two and one-half months after the year in which the right to receive such amounts vest.

10. **GOVERNING LAW AND VENUE**. This Agreement herein shall be construed, regulated and administered under the laws of the State of Texas and of the United States of America. Any lawsuit or other civil action brought arising from or related to Employee's employment with Employer or this Agreement shall be brought and maintained in a state or federal court in Harris County, Texas, except that this provision does not preclude Employer from removing to federal court any action filed by Employee and, to the extent permissible, Employee hereby consents to such removal.

11. **BINDING EFFECT AND ASSIGNMENT**. This Agreement shall be binding on and inure to the benefit of the respective parties hereto, their heirs, successors and assigns. Subject to the provisions of Section 5(d), Employer may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement may not be assigned by Employee.

12. **REPRESENTATION**. Employee represents, and understands that Employer is relying on his representation, that Employee's entering into or performance of this Agreement is not in breach or violation of any other Agreement or obligation of Employee.

13. **MODIFICATION**. This Agreement may not be amended in any manner without the express, written consent of the parties hereto.

14. **ENTIRE AGREEMENT**. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein.

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IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement on this 27th day of November, 2006.

Signed, sealed and delivered
in the presence of:

EMPLOYEE

Robert B. Sturges

EMPLOYER

NEVADA GOLD & CASINOS, INC.

By:

H. Thomas Winn
Chairman, Nevada Gold & Casinos